Exhibit 10.44

Non-Employee Director Compensation Summary

Exhibit 10.44

Non-Employee Director Compensation Summary

     CollaGenex Pharmaceuticals, Inc.’s (the “Company’s”) non-employee directors currently consist of: (i) Peter R. Barnett, D.M.D.; (ii) Robert C. Black; (iii) James E. Daverman; (iv) Robert J. Easton; (v) Brian M. Gallagher, Ph.D.; (vi) W. James O’Shea; and (vii) Robert A. Beardsley. In 2004, non-employee directors of the Company received an annual retainer, which was paid in February 2004. In addition to this retainer, non-employee directors were entitled to receive a fee for each regularly scheduled board meeting attended in person and an annual fee for each committee on which the non-employee director serves. The table below sets forth the annual retainer, per board meeting fees and annual committee meeting fees paid to our non-employee directors in 2004:

	2004 Annual		Fee Per Board	Annual Fee Per
	Retainer(3)		Meeting Attended	Committee Served
Peter Barnett	$12,000		$2,000	$1,000
Robert Black	$12,000		$2,000	$1,000
James Daverman	$17,520	(1)	$3,000	$1,000
Robert Easton	$12,000		$2,000	$1,000
Brian Gallagher	$12,000		$2,000	$1,000
Stephen Kaplan	$12,000		$2,000	$1,000
James O’Shea	$12,000		$2,000	$1,000
Robert A. Beardsley(2)	—		$2,000	—

(1)	Represents the pro-rata portion of an $18,000 annual retainer commencing on January 31, 2004.

(2)	Mr. Beardsley was appointed to the Company’s Board of Directors on December 7, 2004 as the successor to Mr. Kaplan.

(3)	In addition, the Company provided reimbursement to directors for reasonable and necessary expenses incurred in connection with attendance at meetings of the Board of Directors and other Company business.

     On May 25, 2004, the Company granted to each non-employee director, options to purchase 12,000 shares of common stock, with the exception of Mr. Daverman, the Chairman of the Board, who received options to purchase 18,000 shares of common stock, each at an exercise price per share of $10.05. Such options vest in four equal annual installments commencing one year after the date of grant. Upon his appointment to the Board in December 2004, Mr. Beardsley was granted options to purchase 25,000 shares of common stock at an exercise price per share of $5.59. Such options vest in five equal annual installments commencing one year after the date of grant.

     Upon re-election at the Company’s annual meetings of stockholders, each non-employee director shall automatically be granted an option to purchase 12,000 shares of the Company’s common stock, with the exception of Mr. Daverman who shall be granted an option to purchase 18,000 shares of the Company’s Common Stock, at an exercise price per share equal to the then current fair market value per share. All such options shall become exercisable in four equal annual installments commencing one year after the date of grant, provided that the optionee then remains a director.

     Pursuant to the Company’s 1996 Non-Employee Director Stock Option Plan (the “Non-Employee Plan”), each new non-employee director is automatically granted an option to purchase 25,000 shares of common stock, at an exercise price per share equal to the then current fair market value per share. All such options become exercisable in five equal annual installments commencing one year after the date of grant, provided that the optionee then remains a director. The right to exercise annual installments of options under the Non-Employee Plan will be reduced proportionately based on the optionee’s actual attendance at meetings of the Board of Directors if the optionee fails to attend at least 75% of the meetings of the Board of Directors held in any calendar year.